Exhibit 10.1
EMPLOYMENT AGREEMENT
          This Employment Agreement (this “Agreement”), is made and entered into this 18th day of September, 2006 (the “Effective Date”), by and between Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation (the “Company”), and Kurt H. Kruger (the “Executive”).
                    Whereas, the parties wish to set forth their understanding and agreement regarding the employment of the Executive by the Company;
                    Now therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
Section 1. Employment Services.
          During the Employment Period (as defined below), the Executive will serve as the Company’s Chief Financial Officer and will have such duties and responsibilities as would normally attach to that position, including such duties and responsibilities as are customary among persons employed in a similar capacity for similar companies, subject to the authority of the CEO and President of the Company. The Executive will faithfully and diligently carry out his duties and responsibilities and comply with all of the reasonable and lawful directives of the CEO, to which the Executive will report. The Executive will, if so elected, serve as a director of the Company and, if requested by the Company, an officer or director of any subsidiary or affiliate of the Company without compensation in addition to that provided in this Agreement. For purposes of this Agreement, an “affiliate” of the Company means any corporation, limited partnership, limited liability company or other entity engaged in the same business as the Company, or a related business, and which is controlled by, or under common control with, the Company.
Section 2. Term.
          The Company shall employ the Executive, and the Executive accepts such employment, commencing on the Effective Date and continuing thereafter until such time as this Agreement has terminated under the provisions of Section 5 hereof (the “Employment Period”).
Section 3. Performance.
          During the Employment Period, the Executive shall devote his best efforts and all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company and its affiliates and will not engage in consulting work or in any other trade or business for his own account or for or on behalf of any other person, firm, corporation, limited partnership, limited liability company or other entity without the written consent of the Board of Directors of the Company (the “Board”) in each case, which shall not be granted if any such activity, in the opinion of the Board, competes, conflicts or interferes with the performance of his duties hereunder in any material way.

Section 4. Compensation and Benefits.
(a)	Salary. For services to the Company rendered by the Executive in any capacity during the Employment Period, including, without limitation, services as a manager, officer, director or member of any committee of the Company or of any subsidiary, affiliate or division thereof, the Company will pay or cause to be paid to the Executive a base salary at the rate of not less than $220,000 per annum (or such higher amount as the Compensation Committee of the Board (the “Compensation Committee”) may establish from time to time). The Executive’s base salary for any partial year will be prorated based upon the number of days elapsed in such year. The Executive’s base salary will be payable periodically in accordance with the Company’s customary payroll practices for its executives. Such base salary shall be reviewed in the month of April after the end of each fiscal year, starting with the fiscal year ending December 31, 2006, and may be increased based on the Executive’s performance, but not decreased, by the Board (or the Compensation Committee) in its reasonable discretion. The term “base salary” shall not include any payment or other benefit which is denominated as or is in the nature of a bonus, incentive payment, profit-sharing payment, performance share award, stock option, stock appreciation right, retirement or pension accrual, insurance benefit, other fringe benefit or expense allowance, whether or not taxable to the Executive as income.

(b)	Annual Performance Bonus. The Executive will be eligible to receive an annual cash performance bonus of up to $25,000 for the fiscal year ending December 31, 2006 (the “Pro-Rated Annual Performance Bonus”). For fiscal years subsequent to the fiscal year ending December 31, 2006, the Executive will be eligible to earn and receive an annual cash performance bonus of up to $75,000 (the “Annual Performance Bonus” and, together with the Pro-Rated Annual Performance Bonus, the “Performance Bonus”). The Compensation Committee shall consider and make a determination as to the amount of the bonus, if any, earned by the Executive not later than the first day of the month of March after the end of each fiscal year during the Employment Period, starting with the fiscal year ending December 31, 2006. Any bonus amount earned during the applicable fiscal year shall be paid no later than March 15th following the end of such fiscal year. Bonus awards shall be based upon the performance by the Executive as measured against objective and reasonable criteria mutually agreed and approved in advance by the Executive and the Compensation Committee, which criteria shall be set forth in Schedule 1 to this Agreement. To the extent that at least 50% of the criteria are achieved, the Executive shall be paid a pro rata percentage of the Performance Bonus. In the event the Executive exceeds such criteria set forth in Schedule 1 to this Agreement, the Compensation Committee may, in its sole and absolute discretion, increase the Annual Performance Bonus to an amount greater than $75,000.

(c)	Four Year Stock Option Grant. Simultaneously with the execution and delivery of this Agreement, the Company hereby grants to the Executive an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, to purchase up to 200,000 shares of the Company’s Common Stock (the “Four-Year Option”) pursuant to the terms and conditions of that certain Four-Year Option Agreement, a copy of which is attached hereto and incorporated herein as Exhibit A (the “Four-Year Option Agreement”). Under the terms of the Four-Year Option Agreement, the Four-Year Option will have an exercise price equal to the fair value of the Company’s Common Stock as of the Effective Date and the shares of the Company’s Common Stock granted under the Four-Year Option will become vested and exercisable over a period of four (4) years as follows: (i) 25% on the first anniversary of the Effective Date and (ii) an additional 6.25% shall vest every three months after the first anniversary of the Effective Date for the next three years, as long as the Executive continues to be employed by the Company on each successive vesting date under the terms and conditions of this Agreement (or another agreement mutually agreed upon). The Four-Year Option will have a term of ten (10) years from the Effective Date.

(d)	Performance Stock Option Grant. Simultaneously with the execution and delivery of this Agreement, the Company hereby grants to the Executive an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, to purchase up to 100,000 shares of the Company’s Common Stock (the “Performance Option”) pursuant to the terms and conditions of that certain Performance Option Agreement, a copy of which is attached hereto and incorporated herein as Exhibit B (the “Performance Option Agreement”). Under the terms of the Performance Option Agreement, the Performance Option will have a per share exercise price equal to the fair market value of the Company’s Common Stock as of the Effective Date and the shares of the Company’s Common Stock granted under the Option will become fully vested and exercisable on the ninth anniversary of the Effective Date (unless vested earlier pursuant to Section 4(f) below) , as long as the Executive continues to be employed by the Company on such vesting date under the terms and conditions of this Agreement (or another agreement mutually agreed upon). The Performance Option will have a term of ten (10) years from the Effective Date.

(e)	Restricted Stock. Simultaneously with the execution and delivery of this Agreement, the Company hereby grants to the Executive 100,000 shares of the Company’s Common Stock (the “Restricted Stock”) pursuant to the terms and conditions of that certain Restricted Stock Agreement, a copy of which is attached hereto and incorporated herein as Exhibit C (the “Restricted Stock Agreement”). Under the terms of the Restricted Stock Agreement, the Restricted Stock will vest over a period of four (4) years as follows: 25,000 shares on each anniversary of the Effective Date until fully vested (unless vested earlier pursuant to Section 4(f) below), as long as the Executive continues to be employed by the Company on such vesting date under the terms and conditions of this Agreement (or another agreement mutually agreed upon).

(f)	Accelerated Vesting of Stock Options. (i) Upon any sale, merger or other transaction resulting in (i) a change in control of the Company and (ii) the Company’s or its successor’s failure to continue to employ or failure to offer to employ the Executive under the terms and conditions of this Agreement (or another agreement mutually agreed upon), any unvested options to purchase shares of the Company’s Common Stock or unvested shares of Restricted Stock granted to the Executive pursuant to Sections 4(c), 4(d) or 4(e) above which remain outstanding immediately prior to the effective date of the change in control shall immediately vest and, in the case of options, become exercisable prior to such sale, merger or other change of control transaction. (ii) If the Executive voluntary resigns by reason of a Deemed Termination Event (as defined below), then that portion of the options to purchase shares of the Company’s Common Stock and that portion of the unvested shares of Restricted Stock granted to the Executive pursuant to Sections 4(c), 4(d) or 4(e) above which would have vested during the period commencing on the Date of Termination (as defined below) and ending twelve (12) months after the Date of Termination, shall immediately vest and, in the case of options, become exercisable as of the Date of Termination. (iii) For purposes of this Section 4(f), a change of control shall be deemed to occur upon: (1) any sale or exchange of greater than 50% of the voting interests of the Company; (2) any merger of the Company with an unaffiliated third party in which the Company does not survive the merger; or (3) any sale of all or substantially all assets of the Company. As long as the Executive continues to be employed by the Company under the terms and conditions of this Agreement (or another agreement mutually agreed upon) on an Event-Based Vesting Date (as defined below), a portion of the unvested Performance Options granted to the Executive pursuant to Section 4(d) shall vest immediately upon the achievement of certain objectives (each, an “Event-Based Vesting Date”) as follows: (i) Performance Options to purchase up to 33,333 shares shall vest upon the Company obtaining a significant institutional investor base or research analyst coverage by a nationally-recognized investment firm as determined by the Company’s Board of Directors, (ii) Performance Options to purchase up to 33,333 shares shall vest upon the Company being listed on a national securities exchange (as such term is defined by the federal securities laws) and (iii) Performance Options to purchase up to 33,334 shares shall vest upon the Company completing a transaction with a significant corporate investor or entering into a significant partnership each as determined by the Company’s Board of Directors.

(g)	Other Benefits. In addition to the compensation described in this Section 4, and such other amounts not constituting base salary as may be provided to the Executive from time to time by the Board, the Executive will be entitled during the Employment Period to participate in any retirement plans, bonus plans, welfare benefit plans and other employee benefit plans of the Company that may be in effect from time to time with respect to executives of the Company generally, to the extent the Executive is eligible under the terms of those plans. The Executive shall also be entitled to the following:
•	Twenty (20) days of paid vacation per year.

•	The Company shall reimburse the Executive in accordance with the Company’s reimbursement policy for all reasonable and necessary business expenses incurred by him in the course of performing his duties hereunder, provided that such expenses are appropriately documented in accordance with the Company’s reimbursement policy.

•	The Executive shall be entitled to a life insurance policy in a face amount equal to Three Hundred Thousand Dollars ($300,000.00) (the “Life Insurance”), which such policy shall be convertible to an individual policy at the Executive’s election upon termination of Executive’s employment with the Company.
Section 5. Termination.
     The Executive’s employment hereunder shall terminate under the following circumstances:
(a)	Death or Disability. The Executive’s employment with the Company shall automatically terminate upon the death or Disability (as defined below) of the Executive. “Disability” shall mean that the Executive is no longer able to perform the essential functions of the Executive Vice President for a continuous period of six (6) months or a total of nine (9) months in any one-year period. If any question arises as to whether the Executive has been so disabled, the Executive shall submit to an examination by a physician mutually acceptable to the Board and the Executive and, following such examination, the physician shall submit to the Company and to the Executive a report in reasonable detail setting forth his or her opinion as to whether the Executive was so disabled. Such report shall for the purposes of this Agreement be conclusive of the issue. Notwithstanding the foregoing, in the event of a Disability, the Company shall take no action that violates the applicable provisions of the Americans With Disabilities Act. If the Executive’s employment with the Company is terminated due to the death or Disability of the Executive, then Company shall promptly pay (and in any event no later than five (5)

days after the date of death or Disability) to the Executive’s estate or to the Executive any and all amounts then owed to the Executive, including all accrued and unpaid base salary, vacation pay, other benefits, and any applicable earned portion of the Performance Bonus less any applicable withholdings. In addition, the Executive shall also be entitled to reimbursement of any reimbursable business expenses which were incurred by the Executive through and including the date of death or Disability, which shall be paid in accordance with the Company’s expense reimbursement policy. With respect to a termination due to Disability, the Executive shall be entitled to convert the Life Insurance into an individual policy.

(b)	Termination by the Company without Cause. The Company may, at any time by action of a majority of the entire membership of its Board, excluding the Executive if the Executive is then a Board member, terminate the Executive’s employment without Cause (as defined below) by giving the Executive written notice of the effective date of termination (which effective date may be the date of such written notice) (the “Date of Termination”). If the Executive voluntarily resigns his employment with the Company at any time following the six month anniversary of the Effective Date of this Agreement due to a material reduction in the Executive’s responsibilities which shall include but not be limited to changes to his responsibilities from those that would normally attach to the position of CFO or a change in organization in which he would no longer report to the CEO, or due to a material reduction in the Executive’s base salary or bonus without a corresponding pro rata reduction in the base salary or bonus of the Company’s other executives, or due to a material breach of this Agreement by the Company (each a “Deemed Termination Event”), such voluntary resignation will be deemed to be termination by the Company without Cause. The Executive will provide thirty (30) days prior written notice to the Company of any such voluntary resignation by reason of a Deemed Termination Event, and during such 30-day period the Company shall have an opportunity to cure the Deemed Termination Event (the actual date of termination of the Executive’s employment as a result of a resignation due to a Deemed Termination Event is also referred to herein as the “Date of Termination”). If a cure is affected within such 30-day period, the provisions of this Section 5(b) shall no longer be applicable with respect to the Deemed Termination Event so cured. If the Company shall terminate the Executive without Cause hereunder or the Executive resigns his employment due to the occurrence of a Deemed Termination Event, the Company shall pay the Executive the following:
(1)	Any and all amounts owed to the Executive through the Date of Termination, including all accrued salary, vacation pay, and any other benefits, which shall be payable in a lump sum payment less any applicable withholdings within five (5) business days (for purposes of this Agreement, a “business day” shall mean any day other than Saturday, Sunday or any day on which banks in the Commonwealth of Massachusetts are authorized by law to close) following the Date of Termination.

(2)	For a period of twelve (12) months following the Date of Termination (the “Severance Period”), the Company shall pay the Executive, as severance payments, 100% of the Executive’s Monthly Salary (as defined below) and 100% of the Executive’s Monthly Bonus (as defined below), less required withholdings. Such amounts shall be payable periodically in accordance with the Company’s customary payroll practices. Within six (6) months following the end of the Severance Period, the Executive shall reimburse the Company for any severance amounts paid to the Executive to the extent the Executive has earned or received income from other sources (excluding directors’ fees and investment income) during the Severance Period and reportable as earnings on Form W-2 or Form 1099 (the “Supplementary Income”). Notwithstanding the foregoing, the Executive shall not be obligated to reimburse the Company for any amounts in excess of the aggregate amount paid by the Company to the Executive during the Severance Period and the Executive shall have no affirmative duty to seek alternative employment or otherwise mitigate the costs and expenses the Company is required to pay or incur during the Severance Period. For purposes hereof, “Monthly Salary” shall mean the Executive’s annual base salary in effect immediately prior to the Date of Termination (except if the termination is due to a reduction in salary, then the annual base salary in effect immediately prior to the decrease in annual base salary) divided by twelve (12). For purposes hereof, “Monthly Bonus” shall mean an amount equal to the average of the Performance Bonuses earned by the Executive in each of the two (2) fiscal years prior to his termination of employment divided by twelve (12); provided, however, that, if the Executive has not been employed through December 31, 2007, an assumed bonus of $25,000 for the fiscal year ending December 31, 2006 and an assumed bonus of $37,500 for the following fiscal year during which the Executive was not employed during the full year shall be used to calculate the average.

(3)	The Executive may continue to participate in the Company’s group health, life and dental plans during the Severance Period at the same cost to him as in effect prior to his termination of employment. Following the Severance Period, to the extent allowed by law, the Executive may elect to exercise any applicable rights under COBRA.

(4)	Notwithstanding anything to the contrary herein, in the event that the Executive materially breaches Sections 6, 7, 8 or 9 of this

Agreement, which breach, if reasonably capable of being cured, is not cured within thirty (30) days after receipt of written notice from the Company, the Company’s obligations under subsections (2) and (3) above shall cease in their entirety.

(5)	The Executive shall be entitled to reimbursement of any reimbursable business expenses which were incurred prior to the Termination Date which shall be paid by the Company in accordance with the Company’s expense reimbursement policy.

(6)	The Executive shall be entitled to convert the Life Insurance into an individual policy if the policy provides for such conversion.
(c)	Termination by the Company for Cause. The Company shall have the right to terminate the Executive’s employment effective immediately for any of the following reasons (each of which is referred to herein as “Cause”) by giving the Executive written notice which specifically identifies the Cause in reasonable detail:
(1)	the material breach of any provision of this Agreement, which breach, if reasonably capable of being cured, is not cured within thirty (30) days after receipt of written notice from the Company;

(2)	any act of willful disloyalty, dishonesty, or breach of fiduciary duty with respect to any aspect of the Company’s or any affiliate’s business;

(3)	any act of fraud or embezzlement;

(4)	deliberate disregard of a rule or policy of the Company known by the Executive or contained in a policy and procedure manual provided to the Executive which results in loss, damage or injury to the Company and is not cured within 15 days after receipt of written notice from the Company; or

(5)	conviction of a felony.
If the Executive’s employment is terminated by the Company pursuant to this Section 5(c), then (i) the Company shall have no further obligations hereunder accruing from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity; and (ii) any unvested options granted hereunder shall immediately expire. Notwithstanding the foregoing, the Company shall promptly pay (and in any event within five (5) business days after the date of termination) to the Executive on the effective termination date any and all amounts then owed to the Executive, including all accrued salary, vacation pay, other benefits and any applicable earned portion of the Performance Bonus less any applicable withholdings. In addition, the Executive shall also be entitled to reimbursement of any reimbursable business expenses which were incurred by the Executive through and including the date of termination, which shall be paid by the Company in accordance with the Company’s expense reimbursement policy. The Executive shall be entitled to convert the Life Insurance into an individual policy.
(d)	Resignation by the Executive. The Executive may resign his employment with the Company under this Agreement at any time upon thirty (30) days prior written notice to the Company. The Board may, in such event, elect to waive the period of notice, or any portion thereof, in which event the Executive’s date of resignation shall be that date within such thirty (30) day notice period determined by the Board. Upon resignation by the Executive of his employment with the Company for any reason other than the occurrence of a Deemed Termination Event under Subsection 5(b) hereof (in which case the provisions of Section 5(b) hereof shall be applicable): (i) the Company shall have no further obligations hereunder accruing from and after the effective date of termination; and (ii) any unvested options granted to the Executive shall immediately expire. Notwithstanding the foregoing, the Company shall pay to the Executive within five (5) business days after the effective termination date any and all amounts then owed to the Executive, including all accrued salary, vacation pay, other benefits and any earned portion of the Performance Bonus less any applicable withholdings. In addition, the Executive shall also be entitled to reimbursement of any reimbursable business expenses which were incurred by the Executive through and including the effective date of the termination, which shall be paid by the Company in accordance with the Company’s expense reimbursement policy after the submission of a written expense report by the Executive. The Executive shall be entitled to convert the Life Insurance into an individual policy.
Section 6. Confidential Information.
(a)	While employed by the Company and thereafter, the Executive shall not, except as required by law, directly or indirectly, disclose to anyone outside of the Company any Confidential Information (as defined below) or use any Confidential Information other than pursuant to the Executive’s employment by, and for the benefit of, the Company.

(b)	The term “Confidential Information,” as used throughout this Agreement, means all data or information not generally known outside of the Company whether prepared or developed by or for the Company or received by the Company from an outside source. Without limiting the scope of this definition, Confidential Information includes any trade secrets, any technical data, design, pattern, formula, computer program, source code, object code, algorithm, manual, product specification, systems, methods, processes or plan for a new or revised product; and any business, marketing, financial, or sales record, data, plan, or survey; and any other record or information relating to the present or future business or products of the Company. All Confidential Information and copies thereof are the sole property of the Company.
Section 7. Noncompetition and Nonsolicitation.
     (a) During the term of the Executive’s employment by the Company under this Agreement and for a period equal to twelve (12) months following termination of the Executive’s employment, however caused, the Executive shall not, without the prior written consent of the Company:
(1)	For himself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which is directly or indirectly competitive with the Company’s Business (as defined below), or any of its affiliates, except that nothing contained herein shall preclude the Executive from purchasing or owning stock in any such business if such stock is publicly traded and provided that the Executive’s holdings do not exceed three percent (3%) of the issued and outstanding capital stock of such business.

(2)	Either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company’s Business, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services).

(3)	Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company within the immediately preceding 12-month period or any parent or affiliate of the Company to leave the services of the Company or any parent or affiliate for any reason.

(4)	For purposes of this Section 7, the Company’s business (“Business”) shall mean researching, developing or commercializing therapeutic and diagnostic devices and drugs for the diagnosis and treatment of central nervous system injury and disease; provided, however, that the term “Business” shall be deemed amended to reflect any change in the Company’s Business after the Effective Date but prior to the Executive’s termination or resignation of employment with the Company. A business will be deemed to be competitive with the Company if it is engaged in a business substantially similar, in whole or in part, to the Company’s Business.
          Notwithstanding the foregoing, if during the six month period following the date of this Agreement, the Company terminates the employment of the Executive without Cause, the obligations of this Section 7 shall not apply following the effective date of such termination.
Section 8. Ownership of Ideas, Copyrights and Patents.
          (a) The Executive agrees that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, processes and formulae (all of the foregoing being hereinafter referred to as “the inventions”) which may be used in the business of the Company, or any of its affiliates, whether patentable, copyrightable or not, which the Executive may conceive or develop during his employment with the Company, or any of its affiliates, alone or in conjunction with another or others, whether during or out of regular business hours, and whether at the request or upon the suggestion of the Company, or any of its affiliates, or otherwise, shall be the sole and exclusive property of the Company, or any of its affiliates, and that the Executive shall not publish any of the inventions without the prior written consent of the Company. The Executive hereby assigns to the Company all of his right, title and interest in and to all of the foregoing. Notwithstanding the foregoing, the provisions of this Section 8 do not apply to inventions for which no equipment, supplies, facility, resources or Confidential Information of the Company was used and was developed entirely on the Executive’s own time, unless the invention relates to the Company’s business, to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by the Executive for the Company or any if its affiliates. The Executive agrees to provide the Company promptly with notice and sufficient documentation of any such inventions so that the Company may evaluate the inventions and determine whether such inventions should be assigned to the Company.
          (b) The Executive agrees that, at the Company’s expense, he will fully cooperate with the Company, its attorneys and agents, at any time during or after his employment, in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights in the United States and in any and all other countries on such inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal rights so issued to the Executive personally, shall be assigned by the Executive to the Company.

Section 9. Disclosure of Covenants and Return of Records.
          (a) The Executive agrees that he will provide, and that the Company may in its discretion similarly provide, a copy of the covenants contained in Sections 6, 7, and 8 of this Agreement to any business or enterprise which the Executive may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or with which the Executive may be connected as an officer, director, employee, partner, principal agent, representative, consultant or otherwise.
          (b) Upon termination of the Executive’s employment with the Company, the Executive shall deliver to the Company any property of the Company which may be in the Executive’s possession, including, without limitation, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.
Section 10. Conflicting Agreements.
          The Executive hereby warrants and covenants that his employment by the Company will not result in a breach of the terms, conditions or provisions of any agreement to which the Executive is subject, and that he has not made and will not make any agreements in conflict with this Agreement.
Section 11. Successors and Assigns.
          This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, except that the Executive may not assign any of his rights or obligations under this Agreement and the Company may not assign any of its rights or obligations under this Agreement without the prior written consent of the Executive unless such assignment is in connection with a merger, sale of all or substantially all of the assets of the Company or another change of control event.
Section 12. Severability.
          Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect such provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 13. Notice.
          Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by facsimile transmission or sent by reputable overnight courier service, to the recipient at the address indicated below:

To the Company:	Cyberkinetics Neurotechnology Systems, Inc.
100 Foxborough Boulevard, Suite 240
Foxborough, MA 02035
Attn: Chief Executive Officer
Facsimile: (508) 549-9985

With a copy to:	Kirkpatrick & Lockhart Nicholson Graham LLP
State Street Financial Center
One Lincoln Street
Boston, MA 02111-2950
Attn: Michael A. Hickey
Facsimile: (617) 261-3175

To the Executive:	Kurt H. Kruger
11 Owenoke Park
Westport, CT 06880
or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or if mailed, five (5) days after so mailed.
Section 14. Amendments and Waivers.
          Any provision of this Agreement may be amended or waived only with the prior written consent of the Executive and a majority of the Compensation Committee. Notwithstanding the foregoing, the failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
Section 15. Entire Agreement; Counterparts.
          This Agreement (including the Four-Year Option Agreement and the Performance Option Agreement referenced herein) embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together constitute the same instrument.
Section 16. Governing Law.
          All questions concerning the construction, validity and interpretation of this agreement will be governed by the internal law, and not the law of conflicts, of the Commonwealth of Massachusetts.

Section 17. Remedies.
          Each of the parties to this Agreement will be entitled to enforce his or its rights under this Agreement specifically, to recover damages (including, without limitation, reasonable fees and expenses of counsel) by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any party may in his or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
Section 18. Captions.
          The captions set forth in this Agreement are for convenience only, and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.
[Signature page follows.]

     In witness whereof, the parties have signed, sealed and delivered this Agreement as of the Effective Date.

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

By:	/s/ Timothy R. Surgenor Timothy Surgenor President and Chief Executive Officer

EXECUTIVE:

/s/ Kurt H. Kruger

Kurt H. Kruger